SHARE EXCHANGE AGREEMENT

         This Share Exchange Agreement ("the Agreement"), dated as of the 22nd day of November, 2017, by and between:

                   Party-1: GEO POINT RESOURCES INC., a NEVADA corporation (the “Company”); and

                   Party-2: TORTEC GROUP, a WYOMING corporation (“the Target”), owned by the companies and individuals listed and described in Annex “HH” attached hereto and made a part hereof (“Participants 1 through 17”). In this Agreement any reference to any or all members of Party-2 shall correspond to the whole and Party-2 and all members of Party-2 shall act in this Agreement as one Party.

                   Party-1 and Party-2 are referred to individually and jointly in the Agreement as a “Party” or “Parties” with reference to the following:

RECITALS:

                 A. The Company is prepared to acquire 100% of the issued and outstanding shares of capital stock in the Target from Participants 1 through 17;

                 B. The Target is 100% owned by Participants listed in Annex “HH”;

                 C. The Company has authorized capital stock of (i) 100,000,000 shares of $0.001 par value common stock; and (ii) at the time of closing, the Company will have 10,000,000 shares of issued and outstanding common stock.  The shares of common stock of the Company are registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are publicly-traded on the OTCQX of the Financial Industry Regulatory Authority (“FINRA”) under the symbol “GCNG”.  Upon the Closing (as defined below in Section 2.01), the Company will issue 90,000,000 additional shares of its common stock as outlined herein;

                 D. All “$” mean United States Dollars herein, unless specifically indicated otherwise;

                 E. It is the intention of the Parties that: (i) the issuance and exchange of the respective shares of the Parties hereunder shall qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and (ii) that said exchange shall qualify as a transaction in “securities” exempt from registration or qualification under the United States Securities Act of 1933, as amended and in effect on the Closing of this Agreement (the “Securities Act”); and

                 F. The Parties agree that the Annexes hereto shall be “Exhibits” to this Agreement, and though the documents or information mentioned in the Annexes shall not be “Exhibits” to the Agreement, they shall be integral to the representations and warranties of the respective Parties in all respects and made a part hereof for all such purposes.

         NOW, THEREFORE, the Parties hereto agree as follows:

ARTICLE 1

THE TRANSACTION

         1.01 At the Closing, 100% of the 10,000,000 issued and outstanding shares of capital stock of the Target shall be acquired by the Company in exchange for 90,000,000 newly issued “restricted” common shares of the Company to be issued to Participants 1 through 17, on a nine (9) shares of Company common stock for one (1) share of Target common stock basis, and which shall represent the full and complete consideration paid under this Agreement for the acquisition of Target (the "Consideration").

         1.02 At the Closing, the Target will become a wholly-owned subsidiary of the Company, and the Company will effectively acquire all business and assets of the Target as now or hereafter existing.

         1.03 At the Closing, each of the Participants 1 through 17 will transfer to the Company all of the shares of stock in the Target that each of them owns as described on Annex HH, and all of such shares shall be transferred to the Company free and clear from all security interests, liens, judgments or other encumbrances, such that the Company shall then become the sole 100% owner of all issued and outstanding shares of the Target.  Participants 1 through 17 shall exchange their certificates representing the Target shares for the Company Shares by delivering such stock certificates to the Company duly executed and endorsed in blank (or accompanied by duly executed stock powers duly endorsed in blank), in each case in proper form for transfer, with signatures guaranteed (unless waived by the Company), and, if applicable, with all stock transfer and any other required documentary stamps affixed thereto with appropriate instructions to authorize the Company’s transfer agent to exchange Company Shares for the Target Shares.

         1.04 At the Closing, Participants 1 through 17 will arrange for signing and delivery of all auxiliary documents substantially similar to those described in the Closing Memorandum (Annex A) of this Agreement, and other legal documents as may become needed to conclude the transaction in the State of Wyoming and perfect it in such other jurisdictions where the Company may have its interests in, including but not limited to, other states in the United States of America and elsewhere.

         1.05 At the Closing, the Company shall deliver the Consideration in accordance with this Agreement to Participants 1 through 17, as listed and described in Annex (HH), such that each of the Participants 1 through 17 shall receive nine (9) shares of the Company’s common stock for each one (1) share of the Target‘s stock exchanged.

         1.06 The Company Shares issued and delivered to Participants 1 through 17 shall be subject to resale restrictions imposed pursuant to the Securities Act and thus restricted for a period of at least six (6) months from the date of issuance.

         1.07 Participants 1 through 17 acknowledge that the Company Shares are being issued pursuant to an exemption from the registration requirements promulgated by the U.S. Securities and Exchange Commission and agree to abide by all applicable resale restrictions and hold periods imposed by applicable securities legislation.

         1.08 At the Closing, the Company will cause its Board of Directors to nominate and appoint Mr. Franc Smidt and his three representatives; and Ms. Irina Kochetkova and Stephen Smoot to the Company's Board of Directors in accordance with this Agreement.

         1.09 Mr. Jeffrey R. Brimhall will be appointed as an independent director of the Company.

ARTICLE 2

THE CLOSING

         2.01 The Closing of the Agreement (the “Closing) shall take place at 10:00 a.m. MDT on the day when the conditions to the Closing set forth in this Agreement have been satisfied or waived, or at such other time and date as the Parties hereto shall agree in writing (the "Closing Date"), simultaneously at the offices of Sorensen Law Associates, at 2319 Foothill Drive, Suite 160, Salt Lake City, UT 84109.  The parties will use their good faith efforts to attempt to close the transactions on or before November 30, 2017.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to Party 2 that:

         3.01 The Company shall deliver to Party 2 on or before the Closing, each of the following:

                  (a) Financial Statements. Reviewed (unaudited) financial statements for the three-month period ended September 30, 2017, and audited financial statements of the Company for the fiscal years ended March 31, 2017, and 2016, including, but not limited to, balance sheets and profit and loss statements, prepared in accordance with United States generally accepted accounting principles and which fairly present the financial condition of the Company at the date or dates thereof. (Annex B)

                  (b) Property. An accurate list and description of all property, real or personal, owned by the Company, of a value equal to or greater than $1,000 (Annex C).

                  (c) Liens and Liabilities. A complete and accurate list of all material liens, encumbrances, easements, security interests or similar interests in or on any of the assets of the Company, which assets are listed on Annex C (Annex C.1). A complete and accurate list of all debts, liabilities and obligations of the Company incurred or owing as of the date of this Agreement (Annex C.2).

                  (d) Leases and Contracts. A complete and accurate list describing all material terms of each lease (whether of real or personal property) and each contract, promissory note, mortgage, license, franchise, or other written agreement to which the Company is a party which involves or can reasonably be expected to involve aggregate future payments or receipts by the Company (whether by the terms of such lease, contract, promissory note, license, franchise or other written agreement or as a result of a guarantee of the payment of or indemnity against the failure to pay same) of $1,000 or more annually during the three-month period ended September 30, 2017, and the 12-month period ended March 31, 2017, or any consecutive twelve-month period thereafter, except any of said instruments which terminate or are cancelable without penalty during such three-month or 12-month period (Annex D).

                  (e) Loan Agreements and Debt Notes. Complete and accurate copies of all loan agreements and other documents with respect to obligations of the Company for the repayment of borrowed money (Annex E).

                  (f) Consents Required. A complete list of all agreements wherein consent to the transaction herein contemplated is required to avoid default thereunder; or where notice of such transaction is required at or subsequent to the Closing, or where consent to an acquisition, consolidation or sale of all or substantially all of the assets is required to avoid a default thereunder (Annex F).

                  (g) Articles and Bylaws. Complete and accurate copies of the Certificate and Articles of Incorporation and Bylaws of the Company, together with all amendments thereto to the date hereof (Annex G).

                  (h) Shareholders. A complete list of all persons or entities holding capital stock of the Company or any rights to subscribe for, acquire or receive shares of the capital stock of the Company (whether warrants, calls, options, or conversion rights), including copies of all stock option plans whether qualified or nonqualified, and other similar agreements (Annex H).

                  (i) Officers and Directors. A complete and current list of all Officers and Directors of the Company (Annex I).

                  (j) Salary Annex. A complete and accurate list (in all material respects) of the names and the current salary rate for each recent employee of the Company who received $1,000 or more in aggregate compensation from the Company, whether in salary, bonus or otherwise, during the three-month period ended September 30, 2017, and the fiscal years ended March 31, 2017, and 2016, or who is presently to receive from the Company a  salary in excess of $1,000 during such periods or the fiscal year ended March 31, 2017, or any subsequent 12-month period thereafter, including in each case the amount of compensation received or to be received, along with the hourly rates of all other employees listed according to departments (Annex J).

                  (k) Litigation. A complete and accurate list (in all material respects) of all material civil, criminal, administrative, arbitration or other such proceedings or investigations (including without limitations unfair labor practice matters, labor organization activities, environmental matters and civil rights violations)

pending or, to the knowledge of the Company, threatened, which may materially and adversely affect the Company (Annex K).

                  (l) Tax Returns. Accurate copies of all United States Federal and State tax returns for the Company for the last fiscal year (Annex L).

                  (m) Agency Reports. Copies or access to all material reports or filings and a list of the categories of reports or filings made on a regular basis, made by the Company under the Exchange Act, ERISA, EEOC, FDA and all other governmental agencies (federal, state or local) during the three-month period ended September 30, 2017, and the fiscal years ended March 31, 2017, and 2016 (Annex M).

                  (n) Banks. A true and complete list (in all material respects), as of the date of this Agreement, showing (1) the name of each bank in which the Company has an account or safe deposit box, and (2) the names and addresses of all signatories (Annex N).

                  (o) Jurisdictions Where Qualified. A list of all jurisdictions wherein the Company is qualified to do business and is in good standing (Annex O).

                  (p) Subsidiaries. A complete list of all subsidiaries of the Company (Annex P). The term "Subsidiary" or "Subsidiaries" shall include corporations, unincorporated associations, partnerships, joint ventures or similar entities in which the Company has an interest, direct or indirect.

                  (q) Union Matters. An accurate list and description (in all material respects) of all union contracts and collective bargaining agreements of the Company, if any (Annex Q).

                  (r) Employee and Consultant Contracts. A complete and accurate list of all employee and consultant contracts which the Company may have, other than those listed in the Annex on Union Matters (Annex R).

                  (s) Employee Benefit Plans. Complete and accurate copies of all salary, stock options, bonus, incentive compensation, deferred compensation, profit sharing, retirement, pension, group insurance, disability, death benefit or other benefit plans, trust agreements or arrangements of the Company in effect on the date hereof or to become effective after the date thereof, together with copies of any determination letters issued by the United States Internal Revenue Service with respect thereto (Annex S).

                  (t) Insurance Policies. A complete and accurate list (in all material respects) and a description of all material insurance policies naming the Company as an insured or beneficiary or as a loss payable payee or for which the Company has paid all or part of the premium in force on the date hereof, specifying any notice or other information possessed by the Company regarding possible claims thereunder, cancellation thereof or premium increases thereon, including any policies now in effect naming the Company as beneficiary covering the business activities of the Company (Annex T).

                  (u) Customers. A complete and accurate list (in all material respects) of the customers of the Company, including presently effective contracts of the Company to be assigned to the Company, accounting for the principal revenues of the Company, indicating the dollar amounts of gross income of each such customer for the three-month period ended September 30, 2017, and the fiscal years ended March 31, 2017, and 2016, and to the date hereof (Annex U).

                  (v) Licenses and Permits. A complete list of all licenses, permits and other authorizations of the Company (Annex V).

         3.02 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada with all requisite corporate power to own or lease its properties and carry on its businesses as are now being conducted.

         3.03 Qualification. The Company is duly qualified and is licensed as a foreign corporation authorized to do business in each jurisdiction wherein it conducts its business operations. Such jurisdictions, which are the only jurisdictions in which the Company is duly qualified and licensed as a foreign corporation, are reflected in Annex O.

         3.04 Capitalization of the Company. On the Closing Date, immediately before the Closing, the Company shall have authorized (a) at least 100,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share; and (b) 10,000,000 shares of common stock issued and outstanding, all of which are duly authorized, validly issued and fully paid and non-assessable.  Immediately following the Closing, the Company shall have issued and outstanding 100,000,000 shares of common stock issued and outstanding, all of which shall be duly authorized, validly issued and fully paid and non-assessable. No additional shares, options or convertible securities of the Company shall be issued prior to the Closing.

         3.05 Authority. The execution and delivery of this Agreement and consummation of the transactions contemplated herein have been duly authorized by all necessary corporate action, including, but not limited to duly and validly authorized action and approval by the Board of Directors, on the part of the Company. This Agreement constitutes the valid and binding obligation of the Company and is enforceable against it in accordance with its terms, subject to the principles of equity applicable to the availability of the remedy of specific performance. This Agreement has been duly executed by the Company, and the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement shall not result in any breach of any terms or provisions of the Company's Certificates and Articles of Incorporation or Bylaws or of any other document of organization, agreement, court order or instrument to which the Company is a party or bound by.

         3.06 Absence of Undisclosed Liabilities. The Company has no material liabilities of any nature, whether fixed, absolute, contingent or accrued, which were not reflected on the financial statements set forth in Annex A or otherwise disclosed in this Agreement or any of the Annexes delivered hereunder or Exhibits attached hereto.

         3.07 Absence of Changes. Since the period ended September 30, 2017, there has not been any material adverse change in the condition (financial or otherwise), assets, liabilities, earnings or business of the Company, except for changes occurring in the ordinary course of business and those changes contemplated by this Agreement.

         3.08 Tax Matters. All taxes and other assessments and levies which the Company is required by applicable law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper government authorities or are held by the Company in separate bank accounts for such payment or are represented by depository receipts, and all such withholdings and collections and all other payments due in connection therewith (including, without limitation, employment taxes, both the employee's and employer's share) have been paid over to the government or placed in a separate and segregated bank account for such purpose. There are no known deficiencies in income taxes for any periods and further, the representations and warranties as to absence of undisclosed liabilities contained in Section 3.06 includes any and all tax liabilities of whatsoever kind or nature (including, without limitation, all United States federal, state or local, and foreign, income, profit, franchise, sales, use and property taxes) due or to become due, incurred in respect of or measured by the Company income or business prior to the Closing Date.

         3.09 Options, Warrants, Etc. Except as otherwise described in Section 3.04 and Annex H, there are no outstanding options, warrants, calls, commitments or agreements of any character to which the Company is a party or by which the Company is bound, or is a party, calling for the issuance of shares of capital stock of the Company or any securities representing the right to purchase or otherwise receive any such capital stock of the Company.

         3.10 Title to Assets. Except for liens set forth in Annex C.1, the Company is the sole unconditional owner of, with good and marketable title to, all assets listed in the Annexes as owned by it and all other property and assets are free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, excepting such charges listed in the Annexes.

         3.11 Agreements in Force and Effect. Except as set forth in Annex D and E, all material contracts, agreements, plans, promissory notes, mortgages, leases, policies, licenses, franchises or similar instruments to which the Company is a party are valid and in full force and effect on the date hereof, and the Company has not breached any material provision of, and is not in default in any material respect under the terms of, any such contract, agreement, plan, promissory note, mortgage, lease, policy, license, franchise or similar instrument which breach or default would have a material adverse effect upon the business, operations or financial condition of the Company.

         3.12 Legal Proceedings, Etc. Except as set forth in Annex K, there are no civil, criminal, administrative, arbitration or other such proceedings or investigations pending or, to the knowledge of either the Company, threatened, in which, individually or in the aggregate, an adverse determination would materially and adversely affect the assets, properties, business or income of the Company. The Company has substantially complied with, and is not in default in any material respect under, any laws, ordinances, requirements, regulations or orders applicable to its businesses.

         3.13 Governmental Regulation. To the knowledge of the Company and except as set forth in Annex K, the Company is not in violation of or in default with respect to any applicable law or any applicable rule, regulation, order, writ or decree of any court or any governmental commission, board, bureau, agency or instrumentality, or delinquent with respect to any report required to be filed with any governmental commission, board, bureau, agency or instrumentality which violation or default could have a material adverse effect upon the business, operations or financial condition of the Company.

         3.14 Brokers and Finders. The Company shall be solely responsible for payment to any broker or finder retained by the Company for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated herein.

         3.15 Accuracy of Information. No representation or warranty by the Company contained in this Agreement and no statement contained in any certificate or other instrument delivered or to be delivered to Party 2 pursuant hereto or in connection with the transactions contemplated hereby (including without limitation all Annexes and Exhibits hereto) contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein not misleading.

         3.16 Subsidiaries. Except as listed in Annex P, the Company does not have any other subsidiaries or own capital stock representing 10% or more of the issued and outstanding stock of any other corporation.

         3.17 Consents. Except as listed in Annex F, no consent or approval of, or registration, qualification or filing with, any governmental authority or other person is required to be obtained or accomplished by the Company or any shareholder thereof in connection with the consummation of the transactions contemplated hereby.

         3.18 Improper Payments. Neither the Company, nor any person acting on behalf of the Company has made any payment or otherwise transmitted anything of value, directly or indirectly, to (a) any official or any government or agency or political subdivision thereof for the purpose of influencing any decision affecting the business of the Company (b) any customer, supplier or competitor of the Company or employee of such customer, supplier or competitor, for the purpose of obtaining, retaining or directing business for the Company or (c) any political party or any candidate for elective political office nor has any fund or other asset of the Company been maintained that was not fully and accurately recorded on the books of account of the Company.

         3.19 Copies of Documents. The Company has made available for inspection and copying by Party 2 and its or his duly authorized representatives, and will continue to do so at all times, true and correct copies of all documents which it has filed with the U.S. Securities and Exchange Commission (“SEC”) and all other governmental agencies which are material to the terms and conditions contained in this Agreement. Furthermore, all filings by the Company with the SEC, and all other governmental agencies, including, but not limited to the United States Internal Revenue Service, have contained information which is true and correct, to the best knowledge of the Board of Directors of the Company, in all material aspects and did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein not misleading or which could have any material adverse effect upon the financial condition or operations of the Company or adversely affect the objectives of this Agreement with respect to Target including, but not limited to, the issuance and subsequent trading of the shares of common stock of the Company to be received hereby, subject to compliance by the shareholders with applicable securities laws, rules and regulations.

         3.20 Environmental Compliance.  Except in compliance with Environmental Laws, the Company has not caused or permitted, and the Company has no knowledge of, any material release or disposal by any person of any hazardous substance on or from any premises formerly or presently used in the business. All hazardous substances generated, handled, stored, treated, processed, transported or disposed of in the course of the business have been generated, handled, stored, treated, processed, transported or disposed of in all material respects, in compliance with applicable Environmental Laws and any environmental permits.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE TARGET AND PARTICIPANTS 1 THROUGH 17

         Party 2, acting jointly and severally and on behalf of each other and Target and any beneficial or nominal owner of Target, in all material respects and as may be applicable to complete the acquisition of Target by the Company, hereby represent and warrant to the Company as follows:

         4.01 Party 2 shall deliver to the Company, on or before the Closing, the following, accompanied by English language translation:

                  (a) Financial Statements. Unaudited financial statements of Target for the three-month period ended September 30, 2017, and audited financial statements for the fiscal years ended March 31, 2017, and 2016, if available, prepared in accordance with U.S. generally accepted accounting principles and which fairly present the financial condition of the Target at the dates thereof (Annex AA).

                  (b) Property. An accurate list and description of all property, real or personal owned by the Target of a value equal to or greater than $1,000 (Annex BB).

                  (c) Liens and Liabilities. A complete and accurate list of all material liens, encumbrances, easements, security interests or similar interests in or on any of the assets listed on Annex BB (Annex CC). A complete and accurate list of all debts, liabilities and obligations of Target incurred or owing as of the date of this Agreement (Annex CC.1).

                  (d) Leases and Contracts. A complete and accurate list describing all material terms of material leases (whether of real or personal property) and each contract, promissory note, mortgage, license, franchise, or other written agreement to which Target is a party which involves or can reasonably be expected to involve aggregate future payments or receipts by Target (whether by the terms of such lease, contract, promissory note, license, franchise or other written agreement or as a result of a guarantee of the payment of or indemnity against the failure to pay same) of $1,000 or more annually during other than in the ordinary course of business, or any consecutive 12-month period thereafter, except any of said instruments which terminate or are cancelable without penalty during such 12-month period (Annex DD).

                  (e) Loan Agreements and Debt Notes. Complete and accurate copies of all loan agreements and other documents with respect to obligations of Target for the repayment of borrowed money (Annex EE).

                  (f) Consents Required. A complete list of all agreements wherein consent to the transaction herein contemplated is required to avoid a default thereunder; or where notice of such transaction is required at or subsequent to closing, or where consent to an acquisition, consolidation, or sale of all or substantially all of the assets is required to avoid a default thereunder (Annex FF).

                  (g) Articles and Bylaws. Complete and accurate copies of the Articles of Incorporation and Bylaws of Target, together with all amendments thereto to the date hereof (Annex GG).

                  (h) Shareholders. A complete list of all persons or entities holding capital stock or participatory interest of Target or any rights to subscribe for  acquire, or receive shares of the capital stock of Target (whether warrants, calls, options, or conversion rights), including copies of all stock option plans whether qualified or nonqualified, and other similar agreements (Annex HH).

                  (i) Officers and Directors. A complete and current list of all Officers, Directors and Members of the audit committee of Target (Annex II).

                  (j) Salary Annex. A complete and accurate list (in all material respects) of the names and the current salary rate or each present employee of Target who received $1,000 or more in aggregate compensation from Target whether in salary, bonus or otherwise, during the three-month period ended September 30, 2017, and the fiscal years ended March 31, 2017, and 2016, or who is presently scheduled to receive from Target a salary in excess of $1,000 during such periods or the fiscal year ended March 31, 2017, including in each case the amount of compensation received or expected to be received, along with the hourly rates of all other employees listed according to departments (Annex JJ).

                  (k) Litigation. A complete and accurate list (in all material respects) of all material civil, criminal, administrative, arbitration or other such proceedings or investigations (including without limitations unfair labor practice matters, labor organization activities,  environmental matters and civil rights violations) pending or, to the knowledge of Target threatened, which may materially and adversely affect Target (Annex KK).

                  (l) Tax Returns. Accurate copies of all tax returns of Target filed in the State of Wyoming or any other jurisdiction through the three-month period ended September 30, 2017, and the fiscal years ended March 31, 2017, and 2016 (Annex LL).

                  (m) Agency Reports. Copies of all material reports or filings (and a list of the categories of reports or filings made on a regular basis) made by Target with any governmental agencies (Annex MM).

                  (n) A true and complete list (in all material respects), as of the date of this Agreement, showing (1) the name of each bank in which Target has an account or safe deposit box, and (2) the names and          addresses of all signatories (Annex NN).

                  (o) Jurisdictions Where Qualified. A list of all jurisdictions wherein Target is qualified to do business and is in good standing (Annex OO).

                  (p) Subsidiaries. A complete list of all subsidiaries of Target (Annex PP). The term "Subsidiary" or "Subsidiaries" shall include corporations, unincorporated associations, partnerships, joint ventures or similar entities in which Target has an interest, direct or indirect.

                  (q) Union Matters. An accurate list and description (in all material respects) of union contracts and collective bargaining agreements of Target, if any (Annex QQ).

                  (r) Employee and Consultant Contracts. A complete and accurate list of all employee and consultant contracts which Target may have, other than those listed in the Annex on Union Matters (Annex RR).

                  (s) Employee Benefit Plans. Complete and accurate copies of all salary, stock option, bonus, incentive compensation, deferred compensation, profit sharing, retirement, pension, group insurance, disability, death benefit or other benefit plans, trust agreements or arrangements of Target in effect on the date hereof or to become effective after the date thereof, together with copies of any determination letters issued by any governmental agency with respect thereto (Annex SS).

                  (t) Insurance Policies. A complete and accurate list (in all material respects) and description of all material insurance policies naming Target as an insured or beneficiary or as a loss payable payee or for which Target is paid all or part of the premium in force on the date hereof, specifying any notice or other information possessed by Target regarding possible claims thereunder, cancellation thereof or premium increases thereon, including any policies now in effect naming Target as beneficiary covering the business activities of Target (Annex TT).

                  (u) Customers. A complete and accurate list (in all material respects) of the customers of Target, including all presently effective contracts of Target to be assigned to Target, accounting for the principle revenues of Target, indicating the dollar amounts of gross revenues of each such customer for the three-month period ended September 30, 2017, and the fiscal years ended March 31, 2017, and 2016, and to the date hereof (Annex UU).

                  (v) Licenses and Permits. A complete list of all licenses, permits and other authorizations of Target (Annex VV).

         4.02 Organization, Standing and Power. Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Wyoming with all requisite corporate power to own or lease its properties and carry on its business as is now being conducted.

         4.03 Qualification. Target is duly qualified and licensed as a foreign corporation authorized to do business in each jurisdiction wherein it conducts business operations. Such jurisdictions, which are the only jurisdictions in which Target is duly qualified and licensed as a foreign corporation, are shown in Annex OO.

         4.04 Capitalization and Ownership of Target. The charter capital of the Target consists of 100,000,000 shares of authorized common stock, par value $0.001 per share, of which 10,000,000 shares are issued and outstanding, and no shares of authorized preferred stock.1 through 17 All issued and outstanding shares of capital stock of the Target have been paid in full and are duly authorized, validly issued and fully paid and non-assessable. All preemptive rights with respect to the Target’s participating interest or stock have been waived.  All shares of Target’s capital stock are owned as indicated in Annex HH, free and clear of any liens or encumbrances of any kind or nature whatsoever, whether by contract, operation of applicable law or otherwise and can be conveyed or otherwise exchanged under this Agreement, all as of the Closing Date.  No additional shares, options or convertible securities of Target shall be issued prior to the Closing.

         4.05 Authority. The execution and delivery of this Agreement and consummation of the transactions contemplated herein have been duly authorized by all necessary corporate action, including but not limited to duly and validly authorized action and approval by the Board of Directors or other required persons on behalf of Target, and by each of the Participants 1 through 17. This Agreement constitutes the valid and binding obligation of Target and each of Participants 1 through 17, enforceable against Target and each Participant 1 through 17 in accordance with its terms, subject to the principles of equity applicable to the availability of the remedy of specific performance. This Agreement has been duly executed, as applicable, by Target and Participants 1 through 17 and the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement shall not result in any breach of any terms or provisions of Target's Articles of Incorporation or Bylaws or of any other agreement, court order or instrument to which Target or any of Participants 1 through 17 is a party or bound.

         4.06 Absence of Undisclosed Liabilities. Target has no material liabilities of any nature, whether fixed, absolute, contingent or accrued, which were not reflected on the financial statements set forth in Annex AA or otherwise disclosed in this Agreement or any of the Annexes or Exhibits attached hereto.

         4.07 Absence of Changes. Since the three-month period ended September 30, 2017, and the fiscal years ended March 31, 2017, and 2016, and to the date hereof, there has not been any material adverse change in the condition (financial or otherwise), assets, liabilities, earnings or business of Target, except for changes resulting from completion of those transactions described in Section 5.01.

         4.08 Tax Matters. All taxes and other assessments and levies which Target is required by applicable law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper government authorities or are held by Target in separate bank accounts for such payment or are represented by depository receipts, and all such withholdings and collections and all other payments due in connection therewith (including, without limitation, employment taxes, both the employee's and employer's share) have been paid over to the government or placed in a separate and segregated bank account for such purpose. There are no known deficiencies in income taxes for any periods and further, the representations and warranties as to absence of undisclosed liabilities contained in Section 4.06 includes any and all tax liabilities of whatsoever kind or nature (including, without limitation, all federal, provincial, local and foreign income, profit, franchise, sales, use and property taxes) due or to become due, incurred in respect of or measured by Target income or business prior to the Closing Date.

         4.09 Options, Warrants, etc. Except as otherwise described in Annex HH, there are no outstanding options, warrants, calls, commitments or agreements of any character to which Target or its shareholders are a party or by which Target or its shareholders are bound, or are a party, calling for the issuance of shares of capital stock of Target or any securities representing the right to purchase or otherwise receive any such capital stock of Target.

         4.10 Title to Assets. Except for liens set forth in Annex CC, Target is the sole and unconditional owner of, with good and marketable title to all the assets and patents listed in the Annexes as owned by them and all other property and assets are free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever.

         4.11 Agreements in Force and Effect. Except as set forth in Annexes DD and EE, all material contracts, agreements, plans, promissory notes, mortgages, leases, policies, licenses, franchises or similar instruments to which Target is a party are valid and in full force and effect on the date hereof, and Target has not breached any material provision of, and is not in default in any material respect under the terms of, any such contract, agreement, plan, promissory note, mortgage, lease, policy, license, franchise or similar instrument which breach or default would have a material adverse effect upon the business, operations or financial condition of Target.

         4.12 Legal Proceedings, Etc. Except as set forth in Annex KK, there are no civil, criminal, administrative, arbitration or other such proceedings or investigations pending or, to the knowledge of the Parties, threatened, in which, individually or in the aggregate, an adverse determination would materially and adversely affect the assets, properties, business or income of Target. Target has substantially complied with, and is not in default in any material respect under, any laws, ordinances, requirements, regulations or orders applicable to its businesses.

         4.13 Governmental Regulation. To the knowledge of the Parties and except as set forth in Annex KK, Target is not in violation of or in default with respect to any applicable law or any applicable rule, regulation, order, writ or decree of any court or any governmental commission, board, bureau, agency or instrumentality, or delinquent with respect to any report required to be filed with any governmental commission, board, bureau, agency or instrumentality which violation or default could have a material adverse effect upon the business, operations or financial condition of Target.

         4.14 Broker and Finders. Party 2 shall be solely responsible for payment to any broker or finder retained by Party 2 for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated herein.

         4.15 Accuracy of Information. No representation or warranty by Participants 1 through 17 contained in this Agreement and no statement contained in any certificate or other instrument delivered or to be delivered to the Company pursuant hereto or in connection with the transactions contemplated hereby (including without limitation all Annexes and Exhibits hereto) contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein not misleading.

         4.16 Subsidiaries. Except as listed in Annex PP, Target does not have any other subsidiaries or own capital stock representing ten percent (10%) or more of the issued and outstanding stock of any other corporation.

         4.17 Consents. Except as listed in Annex FF, no consent or approval of, or registration, qualification or filing with, any other governmental authority or other person is required to be obtained or accomplished by Target in connection with the consummation of the transactions contemplated hereby.

         4.18 Improper Payments. No person acting on behalf of Target has made any payment or otherwise transmitted anything of value, directly or indirectly, to (a) any official or any government or agency or political subdivision thereof for the purpose of influencing any decision affecting the business of Target, or (b) any political party or any candidate for elective political office, nor has any fund or other asset of Target been maintained that was not fully and accurately recorded on the books of account of Target.

         4.19 Copies of Documents. Target has made available for inspection and copying by the Company and its duly authorized representatives, and will continue to do so at all times, true and correct copies of all documents which it has filed with any governmental agencies which are material to the terms and conditions contained in this Agreement. Furthermore, all filings by Target with governmental agencies, including but not limited to any taxing authority, have contained information which is true and correct in all material respects and did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein not misleading or which could have any material adverse effect upon the financial condition or operations of Target or adversely affect the objectives of this Agreement.

         4.20 Investment Intent of Shareholders. Each shareholder of Target represents and warrants to the Company that the shares of the Company being acquired pursuant to this Agreement are being acquired for its own account and for investment purposes and not with a view to the public resale or distribution of such shares and further acknowledges that the shares being issued have not been registered under the Securities Act and are "restricted securities" as that term is defined in SEC Rule 144 promulgated under the Securities Act and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available; that each understands the meaning of the term “restricted securities”; that each has had access to the reports and registration statements filed by the Company with the SEC at www.sec.gov or otherwise; and that each is an “accredited investor” as that term is defined in United States securities laws, rules and regulations, and specifically, in SEC Rule 501.

         4.21 Status of Target’s Shares.  Each of Participants 1 through 17 represents individually as to all of the shares of Target capital stock owned by said shareholder, that the shares are owned free and clear of all security interests, liens, judgments and other encumbrances, and will be transferred to the Company at the Closing free and clear from all security interests, liens, judgments and other encumbrances.

        4.22 Sophisticated Investors.  Each of the Participants 1 through 17 is a sophisticated investor, able to understand the merits and risks of entering into this Agreement and consummating the transactions contemplated herein, and has had access to all information concerning the Company, its assets, liabilities and business that Participants 1 through 17 believe is material to their respective investment decisions.

         4.23 Environmental Compliance.  Except in compliance with Environmental Laws, Target has not caused or permitted, and Target has no knowledge of, any material release or disposal by any person of any hazardous substance on or from any premises formerly or presently used in the business. All hazardous substances generated, handled, stored, treated, processed, transported or disposed of in the course of the business have been generated, handled, stored, treated, processed, transported or disposed of in all material respects, in compliance with applicable Environmental Laws and any environmental permits.

ARTICLE 5

CONDUCT AND TRANSACTIONS PRIOR TO THE

EFFECTIVE TIME OF THE SHARE EXCHANGE

         5.01 Parties Conduct and Transactions. During the period from the date hereof to the date of Closing, the Parties shall cause the Company and the Target to:

                  (a) Conduct their operations in the ordinary course of business, including but not limited to, paying all obligations as they mature, complying with all applicable tax laws, filing all tax returns required to be filed and paying all taxes due;

                  (b) Maintain their records and books of account in a manner that fairly and correctly reflects its income, expenses, assets and liabilities;

         5.02 The Company Conduct and Transactions. The Company shall not during such period, except in the ordinary course of business, without the prior written consent of Participants 1 through 17:

                  (a) Except as otherwise contemplated or required by this Agreement, sell, dispose of or encumber any of its properties or assets;

                  (b) Declare or pay any dividends on shares of its capital stock or make any other distribution of assets to the holders thereof;

                  (c) Issue, reissue or sell, or issue options or rights to subscribe to, or enter into any contract or commitment to issue, reissue or sell, any shares of its capital stock or acquire or agree to acquire any shares of its capital stock;

                  (d) Except as otherwise contemplated and required by this Agreement, amend its Articles of Incorporation or merge or consolidate with or into any other corporation or sell all or substantially all of its assets or change in any manner the rights of its capital stock or other securities;

                  (e) Except as contemplated or required by this Agreement, pay or incur any obligation or liability, direct or contingent, of more than $1,000, other than in the ordinary course of business, excluding such payment as may be required for the purposes of completion and the closing of the transactions described in this Agreement;

                  (f) Incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise become responsible for obligations of any other party, or make loans or advances to any other party, excluding the transactions contemplated by this Agreement;

                  (g) Make any material change in its insurance coverage;

                  (h) Increase in any manner the compensation, direct or indirect, of any of its officers or executive employees; except in accordance with existing employment contracts;

                  (i) Enter into any agreement or make any commitment to any labor union or organization;

                  (j) Make any capital expenditures, excluding the transactions contemplated by this Agreement.

         5.03 Conduct and Transactions of Target. During the period from the date hereof to the date of Closing, Target shall:

                  (a) Obtain an Investment Letter from each of the beneficiary shareholders or owners of Target in a form substantially like that attached hereto as Exhibit “B”.

                  (b) Conduct the operations of Target in the ordinary course of business.

         5.04 Target shall not during such period, except in the ordinary course of business, without the prior written consent of the Company:

                  (a) Except as otherwise contemplated or required by this Agreement, sell, dispose of or encumber any of the properties or assets of Target;

                  (b) Declare or pay any dividends on shares of its capital stock or make any other distribution of assets to the holders thereof;

                  (c) Issue, reissue or sell, or issue options or rights to subscribe to, or enter into any contract or commitment to issue, reissue or sell, any shares of its capital stock or acquire or agree to acquire any shares of its capital stock;

                  (d) Except as otherwise contemplated and required by this Agreement, amend its Articles of Incorporation or merge or consolidate with or into any other corporation or sell all or substantially all of its assets or change in any manner the rights of its capital stock or other securities;

                  (e) Except as otherwise contemplated and required by this Agreement, pay or incur any obligation or liability, direct or contingent, of more than $1,000, other than in the ordinary course of business;

                  (f) Except as otherwise contemplated and required by this Agreement, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise become responsible for obligations of any other party, or make loans or advances to any other party, other than in the ordinary course of business;

                  (g) Make any material change in its insurance coverage;

                  (h) Increase in any manner the compensation, direct or indirect, of any of its officers or executive employees; except in accordance with existing employment contracts;

                  (i) Enter into any agreement or make any commitment to any labor union or organization;

                  (j) Make any material capital expenditures.

                  (k) Unless contemplated by this Agreement, allow any of the foregoing actions to be taken by any subsidiary of Target.

ARTICLE 6

RIGHTS OF INSPECTION

         6.01 During the period from the date of this Agreement to the Closing Date, the Company and Target agree to use their best efforts to give the other Party, including its representatives and agents, full access to the premises, books and records of each of the Parties, and to furnish the other with such financial and operating data and other information including, but not limited to, copies of all legal documents and instruments referred to on any Annex or Exhibit hereto, with respect to the business and properties of the Company or Target or otherwise as may be necessary for the completion of the transactions contemplated hereby, as the case may be, as the other shall from time to time request; provided, however, if there are any such investigations: (1) they shall be conducted in such manner as not to unreasonably interfere with the operation of the business of the other Parties and (2) such right of inspection shall not affect in any way whatsoever any of the representations or warranties given by the respective Parties hereunder. In the event of termination of this Agreement, the Company and Target will each return to the other all documents, work papers and other materials obtained from the other Party in connection with the transactions contemplated hereby, and will take such other steps necessary to protect the confidentiality of such material.

ARTICLE 7

CONDITIONS TO CLOSING

         7.01 Conditions to Obligations of the Target. The obligations of the Target to perform this Agreement are subject to the satisfaction of the following conditions on or before the Closing unless waived in writing.

                  (a) Representations and Warranties. There shall be no information disclosed in the Annexes delivered by the Company, which in the opinion of  an Participants 1 through 17, would materially adversely affect the proposed transaction and intent of the Parties as set forth in this Agreement. The representations and warranties of the Company set forth in Article 3 hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing, except as otherwise permitted by this Agreement.

                  (b) Performance of Obligations. The Company shall have in all material respects performed all agreements required to be performed by it under this Agreement and shall have performed in all material respects any actions contemplated by this Agreement prior to or on the Closing and the Company shall have complied in all material respects with the course of conduct required by this Agreement.

                  (c) Corporate Action. The Company shall have furnished minutes, certified copies of corporate resolutions and/or other documentary evidence satisfactory to the Target that the Company has submitted with this Agreement and any other documents required hereby to such Parties for approval as provided by applicable law.

                  (d) Consents. Execution of this Agreement by the shareholders of Target and any consents necessary for or approval of any Party listed on any Annex delivered by the Company whose consent or approval is required pursuant thereto shall have been obtained.

                  (e) Financial Statements. Participants 1 through 17 shall have been furnished with the financial statements of the Company referenced herein, including, but not limited to, balance sheets and profit and loss statements, for three-month period ended September 30, 2017, and the fiscal years ended March 31, 2017, and 2016. Such financial statements shall have been prepared in conformity with United States generally accepted accounting principles on a basis consistent with those of prior periods and fairly present the financial position of the Company as of the periods stated.

                  (f) Statutory Requirements. All statutory requirements for the valid consummation by the Company of the transactions contemplated by this Agreement shall have been fulfilled.

                  (g) Governmental Approval. All authorizations, consents, approvals, permits and orders of all federal and state governmental agencies required to be obtained by the Company for consummation of the transactions contemplated by this Agreement shall have been obtained.

                  (h) Changes in Financial Condition of the Company. There shall not have occurred any material adverse change in the financial condition or in the operations of the business of the Company, except expenditures in furtherance of this Agreement, and excluding the transactions contemplated by this Agreement.

                  (i) Absence of Pending Litigation. The Company is not engaged in or threatened with any suit, action, or legal, administrative or other proceedings or governmental investigations pertaining to this Agreement or the consummation of the transactions contemplated hereunder.

                  (j) Authorization for Issuance of Stock. Participants 1 through 17 shall have received in form and substance satisfactory to them a letter instructing and authorizing the Registrar and Transfer Agent for the shares of common stock of the Company to issue stock certificates representing ownership of the Company common stock to Participants 1 through 17 in accordance with the terms of this Agreement and a letter from said Registrar and Transfer Agent acknowledging receipt of the letter of instruction and stating to the effect that the Registrar and Transfer Agent holds adequate supplies of stock certificates necessary to comply with the letter of instruction and the terms and conditions of this Agreement.

                  (k) Conditional Subsequent Exchange.  The Closing of the proposed acquisition of the Target as contemplated by this Agreement, shall occur as soon as all conditions have been satisfied or waived following execution of this Agreement, and the parties shall use their good faith efforts to close the transactions on or before November 30, 2017.

                  (l)  Officers and Directors.  The directors of the Company immediately prior to the Closing Date shall appoint Mr. Franc Schmidt, Chairman; and up to three other representatives chosen by Mr. Schmidt; Stephen Smoot, Irina Kochetkova & Jeffery R. Brimhall to the Company’s Board of Directors, and thereafter, the current directors of the Company, shall resign, in seriatim, effective as of the Closing Date, and the officers shall be appointed as officers of the Company by the present or new directors, who shall be Stephen H Smoot, CEO & President; Alex Schmidt, Vice President; Irina Kochetkova, Secretary and Treasurer.

         7.02 Conditions to Obligations of the Company. The obligation of the Company to perform this Agreement is subject to the satisfaction of the following conditions on or before the Closing unless waived in writing by the Company.

                  (a) Representations and Warranties. There shall be no information disclosed in the Annexes delivered by Target which in the opinion of the Company, would materially adversely affect the proposed transaction and intent of the Parties as set forth in this Agreement. The representations and warranties of the Target and Participants 1 through 17 set forth in Article 4 hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing, except as otherwise permitted by this Agreement.

                  (b) Performance of Obligations. Target shall have in all material respects performed all agreements required to be performed by it under this Agreement and shall have performed in all material respects any actions contemplated by this Agreement prior to or on the Closing and Target shall have complied in all respects with the course of conduct required by this Agreement.

                  (c) Corporate Action. Target shall have furnished minutes, certified copies of corporate resolutions and/or other documentary evidence satisfactory to Counsel for the Company that Target has submitted with this Agreement and any other documents required hereby to such Parties for approval as provided by applicable law.

                  (d) Consents. Any consents necessary for or approval of any party listed on any Annex delivered by Target, whose consent or approval is required pursuant thereto, shall have been obtained.

                  (e) Financial Statements. The Company shall have been furnished with audited financial statements of Target including, but not limited to, balance sheets and profit and loss statements for three-month period ended September 30, 2017, and the fiscal years ended March 31, 2017, and 2016. Such financial statements shall have been prepared in conformity with Kazakhstan generally accepted accounting principles on a basis consistent with those of prior periods and fairly present the financial position of Target as of the periods stated.

                  (f) Statutory Requirements. All statutory requirements for the valid consummation by Target and of the transactions contemplated by this Agreement shall have been fulfilled.

                  (g) Governmental Approval. All authorizations, consents, approvals, permits and orders of all federal and state governmental agencies required to be obtained by Target for consummation of the transactions contemplated by this Agreement shall have been obtained.

                  (h) Employment Agreements. Existing Target employment agreements will have been delivered to the Company.

                  (i) Changes in Financial Condition of Target. There shall not have occurred any material adverse change in the financial condition or in the operations of the business of Target, except expenditures in furtherance of this Agreement.

                  (j) Absence of Pending Litigation. Target is not engaged in or threatened with any suit, action, or legal, administrative or other proceedings or governmental investigations pertaining to this Agreement or the consummation of the transactions contemplated hereunder.

                  (k) Shareholder Approval. The Target’s Participants 1 through 17 shall have signed, executed and delivered this Agreement. The Target participants shall have approved a waiver of any preemptive rights of the Target or its shareholders as may be required for consummation of the transactions contemplated by this Agreement.

                  (l) Conditional Subsequent Exchange.  The Closing of the proposed acquisition of the Target by the Company as contemplated by this Agreement, shall occur as soon as all conditions have been satisfied or waived following execution of this Agreement, and the parties shall use their good faith efforts to close the transactions on or before November 30, 2017.

                  (m) Satisfaction of Creditors. Repayment and/or retiring of all debts or obligations specifically identified in Annex EE, Target’s loans, debts, and purchase money guarantees related to the transaction contemplated by this Agreement respectively by the Company and Target.

                  (n)  Documents Described in Annex A.  Target and Participants 1 through 17 shall deliver all documents to the Company which are described in Annex A.

ARTICLE 8

MATTERS SUBSEQUENT TO CLOSING

         8.01 Covenant of Further Assurance. The Parties covenant and agree that they shall, from time to time, execute and deliver or cause to be executed and delivered all such further instruments of conveyance, transfer, assignments, receipts and other instruments, and shall take or cause to be taken such further or other actions as the other Party or Parties to this Agreement may reasonably deem necessary in order to carry out the purposes and intent of this Agreement.

ARTICLE 9

NATURE AND SURVIVAL OF REPRESENTATIONS

         9.01 All statements contained in any written certificate, Annex, exhibit or other written instrument delivered by the Company, Target or Participants 1 through 17 or otherwise pursuant hereto, or otherwise adopted by the Company, by its written approval, or by Target by its written approval, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties by the Company, Target or Participants 1 through 17, as the case may be. All representations, warranties and agreements made by either Party shall survive for a period of  two years, or until the discovery of any claim, loss, liability or other matter based on fraud, if longer, but not longer than three years from the date hereof.

ARTICLE 10

TERMINATION OF AGREEMENT AND ABANDONMENT OF MERGER

         10.01 Termination. Anything herein to the contrary notwithstanding, this Agreement and any agreement executed as required hereunder and the acquisition contemplated hereby may be terminated at any time before the Closing as follows:

                  (a) By mutual written consent of the Parties.

                  (b) By the Board of Directors of the Company if any of the conditions set forth in Section 7.02 shall not have been satisfied by the Closing Date.

                  (c) By Participants 1 through 17 if any of the conditions set forth in Section 7.01 shall not have been satisfied by the Closing Date.

         10.02 Termination of Obligations and Waiver of Conditions; Payment of Expenses. In the event this Agreement and the acquisition are terminated and abandoned pursuant to this Article 10 hereof, this Agreement shall become void and of no force and effect, and there shall be no liability on the part of any of the Parties hereto, or their respective directors, officers, shareholders or controlling persons to each other. Each Party hereto will pay all costs and expenses incident to its or his negotiation and preparation of this Agreement and any of the documents evidencing the transactions contemplated hereby, including fees, expenses and disbursements of counsel.

ARTICLE 11

EXCHANGE OF SHARES

         11.01 Exchange of Shares. At the Closing, the Company shall issue a letter to the transfer agent of the Company with a copy of the resolution of the Board of Directors of the Company authorizing and directing the issuance of the Company shares as contemplated by this Agreement.  At the Closing, each of Participants 1 through 17 shall deliver his/her/its share certificate representing all of the shares of Target’s capital shares being transferred to the Company (as described on Annex HH), duly endorsed in blank.

         11.02 Restrictions on Shares Issued to Party 2. Due to the fact Participants 1 through 17 will receive shares of the Company’s common stock in connection with the acquisition which have not been registered under the Securities Act by virtue of the exemption provided in Section 4(2) of the Securities Act and SEC Rule 506 or SEC Regulation S, stock certificates representing those shares of the Company will contain the following legend or a reasonable facsimile thereof:

         The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended. The shares have been acquired for investment and may not be sold or offered for sale in the absence of an effective registration statement for the shares under the Securities Act of 1933, as amended, or an opinion of counsel to the Corporation that such registration is required.

ARTICLE 12

MISCELLANEOUS

         12.01 Construction. This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada excluding the conflicts of laws.

         12.02 Notices. All notices necessary or appropriate under this Agreement shall be effective when personally delivered or deposited in the United States mail, postage prepaid, certified or registered, return receipt requested, and addressed to the Parties last known addresses which currently located at:

               (1) GEO POINT RESOURCES INC.: Attn: Robert N. Wilkinson, Anderson Call & Wilkinson P.C., 110 South Regent Street, Suite 200, Salt Lake City, UT 84111;

               (2) TORTEC GROUP: Attn:  Mr. Stephen Smoot, 30 N Gould St. Suite R Sheridan, WY 82801  USA.

         12.03 Amendment and Waiver. The Parties hereby may, by mutual agreement in writing signed by each Party, amend this Agreement in any respect. Any term or provision of this Agreement may be waived in writing at any time by the Party which is entitled to the benefits thereof, such waiver right shall include, but not be limited to, the right of either Party to:

                  (a) Extend the time for the performance of any of the obligations of the other;

                  (b) Waive any inaccuracies in representations by the other contained in this Agreement or in any document delivered pursuant hereto;

                  (c) Waive compliance by the other with any of the covenants contained in this Agreement, and performance of any obligations by the other; and

                  (d) Waive the fulfillment of any condition that is precedent to the performance by the Party so waiving of any of its obligations under this Agreement. Any writing on the part of a Party relating to such amendment, extension or waiver as provided in this Section 12.03 shall be valid if authorized or ratified by the Board of Directors of such Party.

         12.04 Remedies not Exclusive. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies by the Company or Target shall not constitute a waiver of the right to pursue other available remedies.

         12.05 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         12.06 Benefit. This Agreement shall be binding upon, and inure to the benefit of, the respective successors and assigns of the Company and Target and its participants and shareholders.

         12.07 Entire Agreement. This Agreement and the Annexes and Exhibits attached hereto, represent the entire agreement of the undersigned regarding the subject matter hereof, and supersedes all prior written or oral understandings or agreements between the Parties; provided, however, the Annexes shall not be considered “Exhibits” to this Agreement.

         12.08 Each Party to Bear its Own Expense. The Company and Target shall each bear their own respective expenses incurred in connection with the negotiation, execution, closing, and performance of this Agreement, including counsel fees and accountant fees.

         12.09 Captions and Section Headings. Captions and section headings used herein are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

               IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

Party-1: GEO POINT RESOURCES, INC.

/s/ William Lachmar______________________

By: William Lachmar, President/CEO

Party-2: TORTEC GROUP

/s/ Stephen Smoot________________________

BY: Stephen Smoot, President/CEO/Director

Participants 1 through 17 (Part of Party-2)

MTM CENTER GmbH

/s/ Maksim Goncharenko___________________

By:  Maksim Goncharenko, CEO/Director

/s/ Mikhail Lvov___________________________

MIKHAIL LVOV

/s/ Franc Smidt___________________________

FRANC SMIDT

PLATINO AVENTURAS INTERNACIONALES S.A.

/s/ Cindy Susana Matarrita Valverde__

BY:  Cindy Susana Martarrita Valverde, President/Director

TOR Biologos GmbH

/s/ Alex Schmidt_________________

BY: Alex Schmidt, Director

/s/ Asael Sorensen_______________

ASAEL SORENSEN, TRUSTEE,

SORENSEN FAMILY TRUST DTD 12/3/1994

/s/ Mayrbek Artsuev______________

MAYRBEK ARTSUEV

/s/ Irina Kochetkova______________

IRINA KOCHETKOVA

/s/ Vladislav Kochetkov___________

VLADISLAV KOCHETKOV

/s/ Sergey Kochetkov_____________

SERGEY KOCHETKOV

R & F RICE L.C.

/s/ Rock Arthur Rice______________

BY:  Rock Arthur Rice and Frances Thude Rice

/s/ Frances Thude Rice____________

ROCK ARTHUR RICE AND FRANCES THUDE RICE

/s/ Michelle Lee Sorenson__________

MICHELLE LEE SORENSON

VATICAN CHALLENGE 2017 LLC

/s/ Eric Harr____________________

BY:  Eric Harr, Authorized Signatory

/s/ Britney Littledike______________

BRITNEY LITTLEDIKE

/s/ Brent C. Riggs________________

BRENT C. RIGGS

/s/ Stephen L. Frogley____________

STEPHEN L. FROGLEY

ANNEX A

SHARE EXCHANGE AGREEMENT

CLOSING MEMORANDUM

The Closing of the SHARE EXCHANGE AGREEMENT Preparation shall be conditional on signed and execution of the following documents, and such other documents required by the Share Exchange Agreement:

1.

Master Agreement: SHARE EXCHANGE AGREEMENT.

2.

Auxiliary Agreement 1. Any Stock Power or other document necessary or desirable to transfer the shares of Target to the Company from each of the Participants 1 through 17 listed in Annex “HH”.

3.

The delivery of such other documents as are required hereunder, including the Investment Letter in Exhibit B (see below) by each of Participants 1 through 17.

4.

The delivery of the stock certificates issued by Target which represent all of the issued and outstanding shares of Target, which shares are being transferred to the Company pursuant to this Agreement, duly endorsed by each Participant.

Exhibit B

INVESTMENT LETTER

Geo Point Resources, Inc.

2319 Foothill Drive, Suite 160

Salt Lake City, Utah 84109

Re:

Acquisition of common stock (the “Common Stock”) of Geo Point Resources, Inc., a Nevada corporation (the “Company”), pursuant to the Share Exchange Agreement dated as of the ____ day of November, 2017 (the “Agreement”), regarding the acquisition by the Company of 100% of the issued and outstanding shares of capital stock of TORtec Group, a Wyoming corporation.

Dear Ladies and Gentlemen:

In connection with the acquisition of the Common Stock of the Company pursuant to the above referenced Agreement, I hereby acknowledge that I have sufficient knowledge and experience to understand the nature of this acquisition and am fully capable of bearing the economic risk of the loss related to this acquisition.

I acknowledge receipt of and access to information regarding the Company that is contained in the United States Securities and Exchange Commission (the “SEC”) Edgar Archives at www.sec.gov, along with all information mentioned in the Company’s Annexes to the Agreement; I understand that you will make all other books and records of your Company available to me for my inspection in connection with the acquisition of the Common Stock; and that I have been encouraged to review the information given to me and ask any questions I may have concerning the information of any director or officer of the Company or of the legal and accounting firms for the Company.

I understand that I must bear the economic risk of ownership of the Common Stock for a long period of time, the minimum of which will be six (6) months, as these securities are “unregistered” securities and may not be sold unless any subsequent offer or sale is registered with the SEC or otherwise exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), or other applicable laws, rules and regulations; and that there will be limitations on the amount of the Common Stock that can be publicly sold, as outlined in Rule 144 of the SEC.

I intend that you rely on all of my representations made herein as they are made to induce you to issue me the Common Stock, and I further represent (of my personal knowledge or by virtue of my reliance on one or more personal representatives), and agree as follows:

1.

That the Common Stock is being received for investment purposes and not with a view toward further distribution;

2.

That I have a full and complete understanding of the phrase “for investment purposes and not with a view toward further distribution”;

3.

That I understand the meaning of “unregistered securities” and know that they are not freely tradable;

4.

That any Common Stock issued by you to me shall be imprinted with a legend restricting their sale, assignment, hypothecation or other disposition unless it can be made in accordance with applicable laws, rules and regulations;

5.

I agree that the stock transfer records of your Company shall reflect that I have requested the Company not to effect any transfer of any certificate representing any of the securities being acquired unless I shall first have obtained an opinion of legal counsel to the effect that they may be sold in accordance with applicable laws, rules and regulations, and I understand that any opinion must be from legal counsel satisfactory to the Company and, regardless of any opinion, I understand that the exemption covered by any opinion must in fact be applicable to the securities;

6.

That I shall sell, offer to sell, transfer, assign, hypothecate or make any other disposition of any interest in the securities being acquired except as may be done pursuant to any applicable laws, rules and regulations;

7.

I fully understand that my investment for the acquisition of the Common Stock is “risk capital,” and that I am fully capable of bearing the economic risks attendant to this investment, without qualification; and

8.

I also understand that without approval of counsel for the Company, all of the Common Stock to be issued and delivered to me shall be represented by one instrument only, and that such Common Stock shall be imprinted with the following legend or a reasonable facsimile thereof on the front and reverse sides thereof:

The securities represented by this certificate have not been registered under the Securities Act, and may not be sold or otherwise transferred unless compliance with the registration provisions of such Act has been made or unless availability of an exemption from such registration provisions has been established, or unless sold pursuant to Rule 144 under the Act.

Any request for more than one Common Stock certificate must be accompanied by a letter signed by the requesting stockholder setting forth all relevant facts relating to the request.  The Company will attempt to accommodate any request where it believes the request is made for valid business or personal reasons so long as in its sole discretion, the granting of the request will not facilitate a “public” distribution of unregistered securities of the Company.

Thank you very much.

Dated this ___ day of November, 2017.

Very truly yours,

__________________________________

Annex B

Financial Statements. Reviewed (unaudited) financial statements for the three-month period ended September 30, 2017, and audited financial statements of the Company for the fiscal years ended March 31, 2017, and 2016, including, but not limited to, balance sheets and profit and loss statements, prepared in accordance with United States generally accepted accounting principles and which fairly present the financial condition of the Company at the date or dates thereof:

Annex C

Property. An accurate list and description of all property, real or personal, owned by the Company, of a value equal to or greater than $1,000:

Annex C.1

Liens and Liabilities. A complete and accurate list of all material liens, encumbrances, easements, security interests or similar interests in or on any of the assets of the Company, which assets are listed on Annex C:

Annex C.2

A complete and accurate list of all debts, liabilities and obligations of the Company incurred or owing as of the date of this Agreement:

Annex D

Leases and Contracts. A complete and accurate list describing all material terms of each lease (whether of real or personal property) and each contract, promissory note, mortgage, license, franchise, or other written agreement to which the Company is a party which involves or can reasonably be expected to involve aggregate future payments or receipts by the Company (whether by the terms of such lease, contract, promissory note, license, franchise or other written agreement or as a result of a guarantee of the payment of or indemnity against the failure to pay same) of $1,000 or more annually during the three-month period ended September 30, 2017, and the 12-month period ended March 31, 2017, or any consecutive twelve-month period thereafter, except any of said instruments which terminate or are cancelable without penalty during such three-month or 12-month period:

Annex E

Loan Agreements and Debt Notes. Complete and accurate copies of all loan agreements and other documents with respect to obligations of the Company for the repayment of borrowed money:

Annex F

Consents Required. A complete list of all agreements wherein consent to the transaction herein contemplated is required to avoid default thereunder; or where notice of such transaction is required at or subsequent to the Closing, or where consent to an acquisition, consolidation or sale of all or substantially all of the assets is required to avoid a default thereunder:

Annex G

Articles and Bylaws. Complete and accurate copies of the Certificate and Articles of Incorporation and Bylaws of the Company, together with all amendments thereto to the date hereof:

Annex H

Shareholders. A complete list of all persons or entities holding capital stock of the Company or any rights to subscribe for, acquire or receive shares of the capital stock of the Company (whether warrants, calls, options, or conversion rights), including copies of all stock option plans whether qualified or nonqualified, and other similar agreements:

Annex I

Officers and Directors. A complete and current list of all Officers and Directors of the Company:

Annex J

Salary Annex. A complete and accurate list (in all material respects) of the names and the current salary rate for each recent employee of the Company who received $1,000 or more in aggregate compensation from the Company, whether in salary, bonus or otherwise, during the three-month period ended September 30, 2017, and the fiscal years ended March 31, 2017, and 2016, or who is presently to receive from the Company a  salary in excess of $1,000 during such periods or the fiscal year ended March 31, 2017, or any subsequent 12-month period thereafter, including in each case the amount of compensation received or to be received, along with the hourly rates of all other employees listed according to departments:

Annex K

Litigation. A complete and accurate list (in all material respects) of all material civil, criminal, administrative, arbitration or other such proceedings or investigations (including without limitations unfair labor practice matters, labor organization activities, environmental matters and civil rights violations) pending or, to the knowledge of the Company, threatened, which may materially and adversely affect the Company:

Annex L

Accurate copies of all United States Federal and State tax returns for the Company for the last fiscal year:

Annex M

Agency Reports. Copies or access to all material reports or filings and a list of the categories of reports or filings made on a regular basis, made by the Company under the Exchange Act, ERISA, EEOC, FDA and all other governmental agencies (federal, state or local) during the three-month period ended September 30, 2017, and the fiscal years ended March 31, 2017, and 2016:

Annex N

Banks. A true and complete list (in all material respects), as of the date of this Agreement, showing (1) the name of each bank in which the Company has an account or safe deposit box, and (2) the names and addresses of all signatories:

Annex O

Jurisdictions Where Qualified. A list of all jurisdictions wherein the Company is qualified to do business and is in good standing:

Annex P

Subsidiaries. A complete list of all subsidiaries of the Company. The term "Subsidiary" or "Subsidiaries" shall include corporations, unincorporated associations, partnerships, joint ventures or similar entities in which the Company has an interest, direct or indirect:

Annex Q

Union Matters. An accurate list and description (in all material respects) of all union contracts and collective bargaining agreements of the Company, if any:

Annex R

Employee and Consultant Contracts. A complete and accurate list of all employee and consultant contracts which the Company may have, other than those listed in the Annex on Union Matters:

Annex S

Employee Benefit Plans. Complete and accurate copies of all salary, stock options, bonus, incentive compensation, deferred compensation, profit sharing, retirement, pension, group insurance, disability, death benefit or other benefit plans, trust agreements or arrangements of the Company in effect on the date hereof or to become effective after the date thereof, together with copies of any determination letters issued by the United States Internal Revenue Service with respect thereto:

Annex T

Insurance Policies. A complete and accurate list (in all material respects) and a description of all material insurance policies naming the Company as an insured or beneficiary or as a loss payable payee or for which the Company has paid all or part of the premium in force on the date hereof, specifying any notice or other information possessed by the Company regarding possible claims thereunder, cancellation thereof or premium increases thereon, including any policies now in effect naming the Company as beneficiary covering the business activities of the Company:

Annex U

Customers. A complete and accurate list (in all material respects) of the customers of the Company, including presently effective contracts of the Company to be assigned to the Company, accounting for the principal revenues of the Company, indicating the dollar amounts of gross income of each such customer for the three-month period ended September 30, 2017, and the fiscal years ended March 31, 2017, and 2016, and to the date hereof:

Annex V

Licenses and Permits. A complete list of all licenses, permits and other authorizations of the Company:

Annex AA

Financial Statements. Unaudited financial statements of Target for the three-month period ended September 30, 2017, and audited financial statements for the fiscal years ended March 31, 2017, and 2016, prepared in accordance with US generally accepted accounting principles and which fairly present the financial condition of the Target at the dates thereof:  TO BE PROVIDED PRIOR TO CLOSING

ANNEX BB

Property. An accurate list and description of all property, real or personal owned by the Target of a value equal to or greater than $1,000:

The Following Exclusive License:

GENERAL AGREEMENT No. US-17

on cooperation and joint activities on commercialization

of TOR-technologies, introduction of new productions,

products and services in the markets of North, Central and South America

Sofia, Bulgaria

September 9th, 2017

The SRI TP (Scientific Research Institute of Technological Progress, Cyprus) represented by the CEO, Franc Smidt, acting on the basis of the Charter, representing the TORtec Group (Hi-Tech Inovace sro, MTM Center GmbH, TOR Biologos GmbH, Vortex Technologies ltd: www.progress.institute; http: //tech-vortex.com; http: //www.tornado.co.com http: //hti.co.com; http: //mtm-center.com/), hereinafter referred to as PARTY 1

and

the company TORtec Group Inc. (USA) (American corporation registered in Wyoming) represented by the President and Director Stephen Smoot acting on the basis of the Company's Charter and hereinafter referred to in this General Agreement, as PARTY 2, together referred to as the PARTIES, have concluded this GENERAL AGREEMENT No. US-17 "On the transfer of complex TOR-technologies, technical knowledge and know-how, as well as the rights to use utility models under the conventional name "Tornado" (gas dynamic resonant material shredders), on cooperation and joint activities for the commercialization of the TOR-technology, the introduction of new industries, products and technology services in the areas of North, Central and South America for the mining industry, the enrichment of rocks and the processing of mineral raw materials and technogenic accumulations and for all other applications of the complex TOR-technologies on a world-wide basis and have committed themselves to abide by the following terms and conditions of the General Agreement (hereinafter the Agreement):

Declaration of the parties

WHEREAS, Party 1, directly or indirectly through its affiliated structures owns various know-how, patents, technical knowledge, technologies and scientific, technological, engineering and production capabilities for manufacturing of profile equipment of TORNADO utility models for disintegration, enrichment, mechanosynthesis and activation of various materials in resonant gas-dynamic flows, united under the conventional name "TORNADO" and described on the sites www.progress.institute; http: //tech-vortex.com; http: //www.tornado.co.com; http: //hti.co.com; http: //mtm-center.com/

and

WHEREAS, Party 1 is the developer and the licensor of the complex TOR technologies and specialized equipment for grinding and activation under the conventional name "Tornado", which organizes the transfer of complex technologies under this Agreement;

and

WHEREAS, Party 2 has the opportunity, to directly, as well as through its friendly and affiliated structures, and also through the joint organized structures with the Party 1, to commercialize a complex of TOR technologies in the Americas as a whole, to organize an investing system for financing joint projects under this Agreement on the said territory, to create jointly with Party 1 a public company via reverse acquisition of an existing public company in the United States with the trading of its securities on the stock exchange and the system of funding assets of the public company, including the deposits of minerals and futures of the Agreements on the division of production from processing and extraction of minerals, valuable products from deep processing of phyto and biomass, new materials;

and

WHEREAS, the Parties have agreed to conduct joint activities on the basis of acquisition by an established public company (hereinafter PC), currently trading on the stock exchange in the United States and registered in accordance with the US law, on whose balance sheet all activities under this Agreement and projects will be carried out, all property and assets in the share participation of 45% to 45% of the PC and profile structures (companies) appointed by the Parties, unless otherwise provided for in other Agreements of the Parties, thus

1.

The parties agreed on the following:

1.1.

The Parties unite their efforts to fulfill the objectives and subject matter of this Agreement and create a balance and assets of the PCs in the United States from the moment of the signing this Agreement, that is, the actual commissioning of the joint activities.

1.2.

The parties guarantee that they have full legal and/or property rights to property, which acts as the contribution of each of the Parties to the joint activities under this Agreement, that it is free from debts, liabilities and claims of third parties, and is not burdened with any restrictions and circumstances affecting the right to use it.

1.3.

Party 1 will ensure the joint activity under this Agreement by an exclusive, territorial, irrevocable and perpetual license for the territory of North, Central and South America for the mining industry, the enrichment of rocks and the processing of mineral raw materials and technogenic accumulations and General world-wide licenses for the commercial use of the intellectual property of the complex TOR-technologies and Tornado utility models in the framework of this Agreement via separate License Agreements.

1.4.

The Parties will first ensure the registration of the specialized legal entities in the United States and the ordering and manufacturing, installation, training and commissioning of the “Tornado C” target installations for the US center of mining and processing technology and the “Tornado M” mobile line for pilot technology development of the “dry” method for enrichment of rocks, and in general for disintegration, mechano-activation and mechanochemical synthesis of minerals at the micron and submicron levels of particles and their mixtures within 4 months from the time of investment of Party 2 or the PC.

1.5.

Party 1 guarantees the effectiveness of the technology and the production of an assortment of products and services in the following areas of application of TOR-technologies and useful models of "Tornado" and projects:

•

"TITAN +" - small-scale complex plants for micropowders of carbides and nitrides of metals, cermets and their mixtures, metal oxides and their nano-structured mixtures in the range for powder, laser (AM-technology) and plasma metallurgy (sputtering);

•

"BIO +" - platns for the production of biologically active substances (BAS) from plants and biomass for pharmacology and the industry of dietary supplements (biologically active additives);

•

"BIO +" - plants for the production of amorphous silicon and BAS from waste (husk, straw and flour) rice and derivatives;

•

"Carbon +" - plants for the production of pure crystalline and amorphous carbon from pyrolysis products: used tires and rubber, wood and bio-masses and derivatives (fuel, gas, electricity), special processing of cannabis and flax, producing BAS and carbon;

•

“BIO +” - plants for the production of BAS and biological plant protection products;

•

“BIO +” plants of BAS, proteins and amino acids for functional human nutrition and functional feeds and additives for animals, fish and birds;

•

“BIO +” - a plant for processing waste from poultry farms (bird feathers and biomass) into full-fledged digestible proteins and functional feeds;

•

“BIO +” - a plant for processing biomass of plant origin and agricultural production waste in BAS, feed and other products;

•

“BIO +” - production of the most valuable and useful protein of lactoferrin from low-fat cow's milk and whey and a number of products on its basis;

•

“BIO +” - a closed production (from the plantation to the products for the market, a set of technologies) of amaranth, protein functional food from it, BAS, oil and pure expensive squalene from it, a number of products;

•

“BIO +” - a plant for the production of food additives, BAS and dietary supplements for functional nutrition based on any grain crops;

•

“BIO +” - a plant for the production of pectin and its derivatives, including for farm;

•

“BIO +” - closed production of valuable BAS from the licorice root;

•

“BIO +” - deep processing of a number of medicinal plants of the US pharmacopeia with the production of BAS and colloidal solutions of especially valuable substances, for example, artemisinin, quercetin, etc .;

•

“BIO +” - deep processing of waste and stalks of maize (various variants from BAS to cellulose, carbon and electricity);

•

“MTM” - deep processing of various man-caused accumulations and industrial wastes with enrichment and extraction of useful components, reclamation;

•

“MTM” - mobile mining complexes "Tornado" for small, hard-to-reach and difficult-to-enrich mineral deposits, harmful, radioactive and explosive substances;

•

“MTM” - American Center for Mineral Processing and Enrichment Technologies - a research and production and technology center with a concurrent release of an assortment of mineral micropowders and pigments;

•

"Sorbent +" - a plant for the production of sorbents and activated mineral mixtures, including fertilizers;

•

“TORtec” - a plant for the production of pure carbon, functionalized carbon nanostructures, new nano-structured composites, including modified carbonaceous mixtures;

•

“TORtec” a plant for activated building mixtures, new concretes, additives and composites, including those with protective properties from all types of radiation;

•

“TORtec” - a plant for deep processing of peat, brown coal with obtaining valuable components and fertilizers;

•

“TORtec” - a plant for the processing of waste plastic masses and inorganic polymers, recycling;

•

“TORtec” - recycling plant for dismantled solar segments;

•

“TORtec” - glass recycling plant;

•

“Titan +” - a center for collection and processing of waste and used super-hard materials;

•

“MTM” - a technology of processing red sludge to obtain valuable products, recycling, reclamation;

•

“MTM” - integrated technologies for processing dumps, man-caused accumulations and rocks for the purpose of enrichment, extraction of useful components, metals, non-ferrous metals and rare earths;

•

“MTM” - enrichment and extraction of included useful elements from mineral rocks;

•

“TORtec” - decontamination and disintegration of technogenics of the mining industry and waste from nuclear power plants;

•

“TORtec” - new materials and composites, materials for the nuclear industry, protective, radio-absorbing, refractory, heat-resistant, etc.

•

“TORtec” - compound mechanosynthesis high-temperature mixtures up to 3 9900 С;

•

“MTM” - production of diamond micropowders and mixtures based on them, abrasives, pastes, complex carbides;

•

“MTM” - a plant for processing pure quartz and derivatives;

•

“MTM” - deep processing of oil shale and oil sands;

•

“BIO +” - one-stage processing of raw cocoa beans to obtain immediately cocoa butter and cocoa beans (below 15 micron food);

•

“BIO +” a plant for deep processing of tea extracting BAS and obtaining granulated instant tea;

•

“BIO +” plant extracting oils from plants (eucalyptus, carnation, lavender, amaranth, etc.)

•

“BIO +” - BAS for cosmetics and natural fillers for cosmetics and medicines: quartz, dolomite, bentonites, zeolites, alginite, saponite, etc.

•

“BIO +” - biofactory BAS for rejuvenation and skin immunomodulators;

•

“BIO +” deep processing of sunflower seeds and husks of seeds with obtaining valuable products;

•

“BIO +” highly digestible products and BAS from chlorella, spirulina and seaweed;

•

“MTM” - marine dry cargo ship - floating base - ore mining and geo-reconnaissance ship with offshore and deep mining of valuable minerals (gold, platinum, tantalum-niobium, etc.);

1.6.

The parties jointly determine the strategy of development and entry into the PC market, the selection of priorities for the implementation of projects.

1.7.

Party 2 provides organizational and legal issues in the United States, issues of investment in joint programs and projects, securities issues of the PC and securitization of assets, including individual contract, order, service contracts between the Parties and with third parties for the purposes of this Agreement.

1.8.

To manage joint activities, the Parties form the governing and executive bodies of the established structures in accordance with US law, and also involve a specialized audit company for the annual audit of the PC.

2.

The order of distribution of the results of the activities of the PC.

2.1.

The public company (PC) acquisition contemplated within the framework of this Agreement by the Parties in the organizational and legal form of the joint-stock company is an independent legal entity in accordance with US law.

2.2.

The parties agreed that the statutory documents, re-registration of the company, dividend policy, program of action and budget of the PC will be approved by a separate document.

3.

Confidentiality Agreement and Dispute Resolution Procedure (arbitration agreement)

3.1.

The signatories of this Agreement will strictly observe the confidentiality of all data and information relating to joint activities, including accounting and financial data, information provided by the Parties for the implementation of activities, especially information and data relating to know-how and technology. These data and information will not be disclosed to any third person or entity without the prior written permission of Party 1, unless such information is required by an authorized government or regulatory authorities or financial institutions and organizations for the purpose of obtaining funding, as well as to consultants and Auditors hired to provide services according to this Agreement, always provided that recipients of information agree in writing to strictly respect the confidentiality of all such Information and data.

3.2.

The Parties will continue to fulfill the confidentiality obligation for five (5) years after they cease to be parties to this Agreement.

3.3.

The Executive Director of the PC organizes the signing by all employees involved in joint activities of documents, where their obligations on confidentiality will be formulated.

3.4.

If the Parties fail to reach a unanimous agreement on any matter relating to or relating to this Agreement to any of the joint agreements, their interpretation, the term or termination or violation of any of their provisions within 30 days of its occurrence, then such a question will finally be decided by the

International Commercial Arbitration Court (ICAC) under the International Property Protection Committee (ICPP), Larnaca, Cyprus.

3.5.

If the Parties do not agree otherwise, the arbitration shall be conducted before the court of Arbitration, consisting of three (3) arbitrators appointed: one by the plaintiff, one by the defendant, and the third, appointed by the Chairman of the ICAC at the ICPP, who will act as the Chairman (umpire) of the process.  If any party does not appoint such arbitrator within 30 days from the date of receipt of the notice for arbitration, the ICAC President himself will appoint the arbitrator.  The place of arbitration will be the city of Larnaca, Cyprus. The arbitration case and proceedings will be conducted in English.

3.6.

When considering the issue referred to the ICAC at the ICPP and adopting an arbitration award, the ICAC will be guided solely by the conditions contained in this Agreement and the UNCITRAL rules, not taking into account the principles of conflict of laws. The arbitrators will decide by the majority of votes. The decision of the Tribunal will be issued in writing, it shall contain the basis on which it was passed and will be signed, by at least two of the three arbitrators.

3.7.

The Arbitration decision will be final and binding on the Parties and participants in the procedure.

3.8.

The arbitration agreement specified in subparagraphs  3.4 - 3.10 of this Agreement shall operate autonomously from this Agreement and shall continue to operate after the termination of this Agreement.

3.9.

The costs of the Arbitration, other than the costs of lawyers and other costs paid by the Parties themselves, will be payed by the guilty (the Side that will lose) Party.

3.10.

While the Arbitration decision is pending, the Parties will fulfill their obligations under this Agreement.

4.

 Force Majeure and Indemnity

4.1.

Either Party may be exempt from fulfilling its obligations under this Agreement, in addition to the obligation to make assets or monetary sums, as provided herein, in the event that the fulfillment of these obligations is delayed or rendered impossible by the occurrence of Force Majeure circumstances, until these force-majeure circumstances cease. The party experiencing the Force Majeure circumstances must immediately notify the other party (ies) in writing  and provide sufficient information to enable them to confirm the existence of force majeure circumstances. The party affected by Force Majeure must make reasonable efforts to bear reasonable expenses to terminate its action. After the termination of the Force Majeure, the Party must, as soon as possible, renew its obligation and immediately notify the other parties.

4.2.

Force majeure includes natural disasters, including their consequences, accidents, military actions or conditions resulting from declared or undeclared war, laws, regulations, decrees and actions of any government or institutions representing it, strikes or other labor disturbances, riots and other civil unrest, hostile actions directly and seriously threatening life and property, and all other reasons listed or not listed above, not under the control of the JV and / or the Parties.

4.3.

Moreover , the exemption from liability, including from the obligation to contribute assets or monetary sums, as provided in this document, occurs if any Party, in the event that the other Parties intentionally or accidentally, fail to fulfill similar obligations with their Party.

5.

 NOTICES AND COORDINATES OF THE PARTIES

5.1.

Any notice or other communication that will be required or will be allowed to be transmitted in connection with any of the contractual documents will be made in writing and will be delivered by e-mail to the addressee at the address:

Party 1

info@progress.institute

Party 2

utahinternational@gmail.com

5.2.

Either Party has the right to change the address at which such Notices should be delivered or sent by post with the help of the same Notice, handed over or sent in the same way to the other Party.

5.3.

The effective date of any Notification will be the date of its receipt by the addressee.

6.

 FINAL PROVISIONS

6.1.

This Agreement shall enter into force and fully reflect the arrangements of the Parties on content. All previous negotiations, oral and written agreements between the Parties on the issues included in this Agreement shall cease to be valid from the moment of signing this Agreement.

6.2.

The agreement can only be amended by drawing up a written supplement to it, which will be signed by the Parties and, if necessary, duly registered.

6.3.

The Parties will do their utmost to fulfill the terms of this Agreement.

6.4.

This Agreement is made in two equivalent copies in English, one for each participant, and valid for an indefinite period from the date it is signed by the Parties.

6.5.

This Agreement may be amended or terminated by a written agreement of the Parties with the performance and settlement of all obligations of the parties to each other and to third parties.

7.

Addresses and signatures of the Parties:

Scientific Research Institute of Technological Progress	TORtec Group Inc.

20, Medousis Street, 6059 Larnaca, Cyprus, Tel: +35724633944

RCB Bank (Nicosia Branch, Cyprus)

IBAN: CY90126000000000000028244001,

SWIFT Code: RCBLCY2I

http://progress.institute/

info@progrss.institute

30 North Gould Street, Suite R

Sheridan, WY  82801

Beneficiary:  TORtec Inc.

SWIFT Code: WFBIUS6S

Routing Number: 121000248

Bank Name: Wells Fargo Bank N.A.

Account Numbers:5061680780

utahinternational@gmail.com

PARTY 1 /s/Franc Smidt                                                   PARTY 2 /s/ Stephen Smoot

                       Franc Smidt                                                                          Stephen Smoot

The mobile ‘Tornado’ equipment described as follows:

Complete «Tornado M» installation	Amount
Shipping container 40 feet	1
Resonator insertion ВМ16-2T (boron carbide)	6 comp.
Magnetic catcher, size limiter
«Tornado» working chamber	2
Multicyclone ЦН-15-Р3В with a bunker	1
Dispenser adjustable	1
Mechanical dispenser, adjustable (2t/h)	1
Matching Receiver (2 cubic m)	1
Receiving bunker	1
Vibratory drives	4
Control Cabinet and ACS	1
A set of fluid controllers, pressure operated valves	1
Sensors	4
JPC Block	1
Hose filter	1
Generator electrical (3F, 30 kW)	1
Electric gates	5
Air conditioning	1
Set of connecting pipelines	1
Exhaust fan + speed controller	1
Gas heater	1
Frame «Tornado»	1
Granulator for quartz micropowder	1
Laser powder analyzer	1
Compressor KAESER МЗ50.1 ABS	1

ANNEX CC

Liens and Liabilities. A complete and accurate list of all material liens, encumbrances, easements, security interests or similar interests in or on any of the assets listed on Annex BB: NONE

ANNEX CC.1

A complete and accurate list of all debts, liabilities and obligations of Target incurred or owing as of the date of this Agreement: NONE

ANNEX DD

Leases and Contracts. A complete and accurate list describing all material terms of material leases (whether of real or personal property) and each contract, promissory note, mortgage, license, franchise, or other written agreement to which Target is a party which involves or can reasonably be expected to involve aggregate future payments or receipts by Target (whether by the terms of such lease, contract, promissory note, license, franchise or other written agreement or as a result of a guarantee of the payment of or indemnity against the failure to pay same) of $1,000 or more annually during other than in the ordinary course of business, or any consecutive 12-month period thereafter, except any of said instruments which terminate or are cancelable without penalty during such 12-month period: NONE

ANNEX EE

Loan Agreements and Debt Notes. Complete and accurate copies of all loan agreements and other documents with respect to obligations of Target for the repayment of borrowed money: NONE

ANNEX FF

Consents Required. A complete list of all agreements wherein consent to the transaction herein contemplated is required to avoid a default thereunder; or where notice of such transaction is required at or subsequent to closing, or where consent to an acquisition, consolidation, or sale of all or substantially all of the assets is required to avoid a default thereunder: NONE

ANNEX GG

Articles and Bylaws. Complete and accurate copies of the Articles of Incorporation and Bylaws of Target, together with all amendments thereto to the date hereof:  TO BE PROVIDED PRIOR TO CLOSING

ANNEX HH

Shareholders. A complete list of all persons or entities holding capital stock or participatory interest of Target or any rights to subscribe for acquire, or receive shares of the capital stock of Target (whether warrants, calls, options, or conversion rights), including copies of all stock option plans whether qualified or nonqualified, and other similar agreements:

ANNEX HH

TORTEC GROUP SHAREHOLDERS (PARTICIPANTS)

%	SHARES	SHAREHOLDER	ADDRESS
20.000	2,000,000	Franc Smidt	Papur 25, b.33, Bistritsa/Malinova dolina, 1756, Sofia, Bulgaria
15.000	1,500,000	MTM Center GmbH Beneficially owned by: Maksim Goncharenko, Russian Alex Schmidt, German	Feringastrasse 6, Unterfohring, 85774 Munich, Germany Residing in Moscow, Russia Residing in Larnaca, Cyprus
15.000	1,500,000	TOR Biologos GmbH Alex Schmidt – Director Beneficially owned by: Maksim Goncharenko, Russian Alex Schmidt, German	Rothausstrasse 61 4132 Muttenz Switzerland
11.000	1,100,000	Mikhail Lvov	RussianFederation, Moscow,125057, Leningradskiyprospekt 75, Bld. 1B, Fl. 452
7.825	782,500	Platino Aventuras Internacionales S.A. a Costa Rican company, beneficially owned by: Phineous Kiogora, a Kenyan citizen	Aves. 2 & 6, Calle 17, N. 233, San José, Costa Rica Residing in Eldoret, Kenya
7.825	782,500	Asael Sorensen, trustee, Sorensen Family Trust dtd 12/3/1994	708 Cherapple Circle, Orem, Utah 84097
6.000	600,000	Mayrbek Artsuev	Russian Federation, Moscow, 121609, Osenniy boulevard 5, building 3, ap. 882
5.000	500,000	Irina Kochetkova	Russian Federation, Moscow, 123100, Nikolaeva str. 4, Fl. 13
3.000	300,000	Vladislav Kochetkov	480 NE 30th St. APT 2102, Miami FL 33137
3.000	300,000	Sergey Kochetkov	Russian Federation, Moscow, 121170, Kutuzovskiy prospekt 41, Fl.122
2.000	200,000	R & F Rice L.C.	2245 South 45th East, Ammon, Idaho 83406
1.750	175,000	Rock Arthur Rice and Frances Thude Rice	2245 South 45th East, Ammon, Idaho 83406
1.250	125,000	Michelle Lee Sorenson	2245 South 45th East, Ammon, Idaho 83406
0.750	75,000	Vatican Challenge 2017 LLC	2 Meadow Way, Fairfax, California 94930
0.500	50,000	Britney Littledike	11262 Normandy Way, Highland, Utah 84003
0.050	5,000	Brent C. Riggs	15067 W. 49th Place, Golden, Colorado 80403
0.050	5,000	Stephen L. Frogley	960 N. 100 W. Midway, Utah 84049

ANNEX II

Officers and Directors. A complete and current list of all Officers, Directors and Members of the audit committee of Target:

BOARD OF DIRECTORS:

Franc Smidt (Chairman)

Alex Schmidt

Maksim Goncharenko

Stephen Smoot

Irina Kochetkova

Jeffrey Brimhall (Independent Director)

OFFICERS

Stephen Smoot (President & CEO)

Alex Schmidt (Vice President)

Irina Kochetkova (Secretary & Treasurer)

ANNEX JJ

Salary Annex. A complete and accurate list (in all material respects) of the names and the current salary rate or each present employee of Target who received $1,000 or more in aggregate compensation from Target whether in salary, bonus or otherwise, during the three-month period ended September 30, 2017, and the fiscal years ended March 31, 2017, and 2016, or who is presently scheduled to receive from Target a salary in excess of $1,000 during such periods or the fiscal year ended March 31, 2017, including in each case the amount of compensation received or expected to be received, along with the hourly rates of all other employees listed according to departments: NONE

ANNEX KK

Litigation. A complete and accurate list (in all material respects) of all material civil, criminal, administrative, arbitration or other such proceedings or investigations (including without limitations unfair labor practice matters, labor organization activities, environmental matters and civil rights violations) pending or, to the knowledge of Target threatened, which may materially and adversely affect Target:  NONE

ANNEX LL

Tax Returns. Accurate copies of all tax returns of Target filed in the State of Wyoming or any other jurisdiction through the three-month period ended September 30, 2017, and the fiscal years ended March 31, 2017, and 2016:

Due to being recently registered as a Wyoming corporation, no returns are due yet.

ANNEX MM

Agency Reports. Copies of all material reports or filings (and a list of the categories of reports or filings made on a regular basis) made by Target with any governmental agencies:  NONE

ANNEX NN

A true and complete list (in all material respects), as of the date of this Agreement, showing (1) the name of each bank in which Target has an account or safe deposit box, and (2) the names and addresses of all signatories:

Wells Fargo Bank

TORtec Group – Account number 5061680822

Signatories:

Stephen Smoot - 6250 Partridge Way, Ammon, ID  83406

Franc Smidt - Papur 25, b.33, Bistritsa/Malinova dolina, 1756, Sofia, Bulgaria

TORtec Inc. – Account number 5061680780

Signatories:

Stephen Smoot - 6250 Partridge Way, Ammon, ID  83406

Franc Smidt - Papur 25, b.33, Bistritsa/Malinova dolina, 1756, Sofia, Bulgaria

ANNEX  OO

Full legal and actual address of the Target, contacts, phone numbers and fax numbers, e-mail:

Registered Office:

30 N Gould St. Suite R, Sheridan, WY 82801 USA

Contacts:  Phone:

Stephen Smoot, President -  (307) 220-3226

E-mail:

ceo@tortecgroup.com

ANNEX PP

Subsidiaries. A complete list of all subsidiaries of Target. The term "Subsidiary" or "Subsidiaries" shall include corporations, unincorporated associations, partnerships, joint ventures or similar entities in which Target has an interest, direct or indirect:

Registered Office:

30 N Gould St. Suite R, Sheridan, WY 82801 USA

Contacts:  Phone:

Stephen Smoot, President - (307) 220-3226

E-mail:

ceo@tortecgroup.com

TORtec Group has seven (7) wholly-owned (directly or indirectly) subsidiaries. All of them are newly formed and have no history with the same registered office as TORtec Group. The group includes:

• TORtec MINERALS+

• TORtec CERAMIC+

• TORtec TITAN+

• TORtec SORBENT+

• TORtec BIO+

• TORtec Inc.

TORtec Research LLC (wholly-owned subsidiary of TORtec Inc.)

ANNEX QQ

Union Matters. An accurate list and description (in all material respects) of union contracts and collective bargaining agreements of Target, if any:  NONE

ANNEX RR

Employee and Consultant Contracts. A complete and accurate list of all employee and consultant contracts which Target may have, other than those listed in the Annex on Union Matters:  SEE FOLLOWING THREE PAGES

APPOINTMENT & PARTICIPATION AGREEMENT

This AGREEMENT (“Agreement”), made this 25th day of September, 2017, between the exclusive Licensee of Scientific Research Institute of Technological Progress (SRI TP) ‘TORNADO’ technology in North, Central and South America – TORtec Group, a Wyoming corporation (“TORtec”), together with its subsidiary, TORtec MINERALS+, a Wyoming corporation (“Minerals+”), both located at 30 North Gould Street, Suite R, Sheridan, WY 82801, represented by Stephen Smoot, President and CEO and Thomas Vanacore, an individual whose current business address is 1445 Hemenway Rd. Bridport, Vermont 05734 (hereinafter “Thomas”).

TORtec has developed, conceived, invented, initiated or otherwise acquired certain proprietary and confidential TOR-technologies, information and know-how, relating to (vortex) resonant grinding technologies on the basis of specially designed units / lines under the provisional name “Tornado” (hereinafter referred to as the “Technology”).

FOR GOOD AND VALUABLE CONSIDERATION, the Parties agree as follows:

1.

The directors of Minerals+ hereby appoint Thomas as Vice President of Minerals+.

2.

For acceptance of this appointment and ongoing assistance for developing business utilizing the Technology through Minerals+, Thomas will receive five percent (5%) of the distribution of any joint venture profits received by Minerals+.  In this regard, Minerals+ will distribute profits each year to the holding company, TORtec, at which time the five percent (5%) would be distributed to Thomas accordingly.

3.

In addition to paragraph 2 above, from any joint venture that Thomas introduces and arranges for Minerals+, a management fee of six percent (6%) will be paid to Thomas on any net revenue from that joint venture, subject to Thomas overseeing and managing said joint venture.  Thomas may appoint representatives in the oversight and management of the joint venture contemplated herein.

4.

In any negotiations with third parties to enter into a joint venture with Minerals+, Thomas will represent the following:

•

The joint venture formation must be approved by TORtec Group.

•

The joint venture will distribute profits each year according to the ownership percentages of the joint venture.

•

The terms in paragraph 3 above will be included in any joint venture agreement(s).

•

The equipment utilizing the Technology will not be sold to any of the joint ventures contemplated under this agreement.  The equipment will be placed via Bailment Agreements, preserving the ownership of the Technology with TORtec Inc., a Wyoming corporation and subsidiary of TORtec.

5.

Thomas acknowledges that in order to maintain the general license in North, Central and South America on all applications with the Technology, Minerals+, or any other subsidiaries of TORtec, must pay a 10% royalty from the net after-tax profit to SRI TP (Scientific Research Institute of Technological Progress in Cyprus).

6.

All Minerals+ financial books, bank records, together with legal, accounting and audit information shall be open to Thomas on a quarterly basis.

7.

In the event that Thomas arranges joint ventures utilizing applications of the Technology in other industries with TORtec or its subsidiaries, as mutually agreed upon, the same terms and conditions contained herein will apply.

8.

Thomas will protect the Technology and uphold the terms and conditions of the “NON COMPETE, PROPRIETARY RIGHTS, AND NON-DISCLOSURE AGREEMENT” executed between TORtec and Rock Dust Local, LLC on September 25, 2017.

9.

Non-Compliance.  The Parties to this agreement acknowledge that failure to comply with any of the terms of this Agreement will irreparably harm the business of the Parties, and that the Parties will not have an adequate remedy at law in the event of such non-compliance.  Therefore, the Parties acknowledges and agrees that both Parties shall be entitled to obtain a court order in any court of competent jurisdiction against acts of non-compliance by either Party without the posting of bond or other security, in addition to whatever other remedies the Parties may have.

10.

Severability and Modification.  If any provision of this Agreement shall be held or declared to be illegal, invalid or unenforceable, such illegal, invalid or unenforceable provision shall not affect any other provision of this Agreement, and the remainder of this Agreement shall continue in full force and effect as though such provision had not been contained in this Agreement.  If the scope of any provision in this Agreement is found to be too broad to permit enforcement of such provision to its full extent, the parties consent to judicial modification of such provision to allow enforcement of such provision to the maximum extent permitted by law.

11.

Governing Law and Venue.  This Agreement shall be governed by, and construed and interpreted in accordance with the domestic laws of the State of Wyoming, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws to any jurisdiction other that the State of Wyoming.  Thomas acknowledges and agrees to be subject to personal jurisdiction in the State of Wyoming.  Subject to Section 9 above, any legal proceeding relating to this Agreement shall be brought and litigated solely in the State of Wyoming.

12.

Counterparts.  This Agreement may be executed in any number of counter parts, each of which will be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

We, the undersigned as duly authorized representatives, agree on behalf of the above identified parties to all terms and conditions stated above, and by our signatures, place this Agreement into full effect as of the date first written above.

TORTEC GROUP

/s/ Stephen Smoot

Stephen Smoot, President and CEO

TORTEC MINERALS+

/s/Stephen Smoot

Stephen Smoot, President and CEO

THOMAS VANACORE

/s/Thomas Vanacore

Thomas Vanacore

ANNEX SS

Employee Benefit Plans. Complete and accurate copies of all salary, stock option, bonus, incentive compensation, deferred compensation, profit sharing, retirement, pension, group insurance, disability, death benefit or other benefit plans, trust agreements or arrangements of Target in effect on the date hereof or to become effective after the date thereof, together with copies of any determination letters issued by any governmental agency with respect thereto:  NONE

ANNEX TT

Insurance Policies. A complete and accurate list (in all material respects) and description of all material insurance policies naming Target as an insured or beneficiary or as a loss payable payee or for which Target is paid all or part of the premium in force on the date hereof, specifying any notice or other information possessed by Target regarding possible claims thereunder, cancellation thereof or premium increases thereon, including any policies now in effect naming Target as beneficiary covering the business activities of Target: NONE

ANNEX UU

Customers. A complete and accurate list (in all material respects) of the customers of Target, including all presently effective contracts of Target to be assigned to Target, accounting for the principle revenues of Target, indicating the dollar amounts of gross revenues of each such customer for the three-month period ended September 30, 2017, and the fiscal years ended March 31, 2017, and 2016, and to the date hereof: NONE

ANNEX VV

Licenses and Permits. A complete list of all licenses, permits and other authorizations of Target:

SEE ANNEX BB

AGRS/2545.3

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